Exhibit 10.21

                 SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE

     THIS SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE ("Agreement") is made and entered into by and between (1) Robert C. Nowinski ("Nowinski"), a resident of the State of Washington, and (2) VaxGen, Inc., a Delaware corporation with its principal place of business in the State of California, and all of its parent, successor, predecessor, affiliate and related entities ("Company").

                                    RECITALS:

     A. Nowinski was a co-founder of the Company and currently holds the position of Chairman of the Board of Directors and Chief Executive Officer of the Company;

     B. Nowinski and the Company entered into a written Employment Agreement, which was Amended and Restated as of July 31, 1999 (the "Employment Agreement") which is attached hereto as Exhibit "A";

     C. In connection with the Employment Agreement, Nowinski was to hold his position with the Company as a resident of Seattle, Washington until the expiration of his employment term on December 31, 2002;

     D. Nowinski and the Company now agree that the Company should have a Chairman of the Board of Directors (the "Board") and Chief Executive Officer that resides in the area of San Francisco, California, where the Company maintains its executive offices. Nowinski and the Company further agree that Nowinski is unable to travel from Seattle, Washington to San Francisco, California on a daily basis and is unable to relocate his residence to the area near San Francisco, California;

     E. Nowinski and the Company further agree that each of their interests will be best served if Nowinski does not remain as Chairman and Chief Executive Officer for the remainder of the term of his Employment Agreement until December 31, 2002, due to his inability to travel or relocate to San Francisco, California, and that the Company will, therefore, locate a successor for these positions. As a consequence, Nowinski and the Company agree that the Employment Agreement is superceded in all respects by the terms of this Agreement, as stated herein;

     F. By this Agreement, Nowinski and the Company also want to settle and resolve, fully and finally, all differences, whether known or unknown, or potential differences between them existing as of the effective date of this Agreement, including all actual or potential differences which arise out of or relate to the Employment Agreement, Nowinski's employment or separation of employment with the Company or compensation by the Company on terms as explicitly set forth in this Agreement;


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     NOW, THEREFORE, Nowinski and the Company understand and agree as follows:

     FIRST: Non-Admission of Discrimination or Wrongdoing.

     This Agreement shall not in any way be construed as an admission by Nowinski or the Company that they acted wrongfully with respect to the other, or any other person. Nowinski and the Company specifically disclaim any liability to or wrongful acts against each other or any other person or entity, on the part of themselves, their shareholders, investors, parents, subsidiaries, affiliates, predecessors, successors, officers, directors, employees, attorneys, consultants, independent contractors, or agents.

     SECOND: Resignation of Employment and
             Formation of Consulting Relationship.

     Nowinski and the Company agree that Nowinski will resign from his position as Chairman and Chief Executive Officer of the Company and will resign from the Board, to be effective eight (8) calendar days after this Agreement is signed by Nowinski and the Company. The letter of resignation is attached hereto as Exhibit "D" and shall be executed currently with the execution of this Agreement by Nowinski. Following the effective date of his resignation, Nowinski will occupy the role of "Chairman Emeritus," which shall be a non-Board, and a non-officer position, unless the Board determines, at a date after December 31, 2001, that it is in the Company's best interest that such position should be abolished. Unless specifically authorized by resolution duly adopted by the Board, Nowinski shall not act or hold himself out as a spokesman for, or representative of, the Company, and Nowinski shall not have the power or authority to act for or bind the Company in any way.

     Within three (3) calendar days after the effective date of Nowinski's resignation, the Company shall issue a media or press release, disseminated through conventional distribution channels by the Company's communications director, the language of which will be substantially the same as the language contained in Exhibit "B" attached hereto.

     This press release shall be distributed to all officers and directors of the Company and all officers and directors shall be bound and required to use this language when discussing Nowinski's resignation or roll as Chairman Emeritus with any outside entity or individual.

     Nowinski and the Company agree that any violation of this requirement to be bound by this press release, or any contrary statement made by any officer or director of the Company will cause Nowinski irreparable injury and damage, the amount of which will be extremely difficult to quantify. Therefore, Nowinski and the Company acknowledge and agree that Nowinski shall be entitled to injunctive relief from a Court of competent jurisdiction, in addition to any damages to which Nowinski may be entitled under the arbitration provisions in this Agreement.

     Nowinski and the Company agree that Nowinski will be available to assist in business development or fundraising activities on behalf of the Company for twenty-four (24) months after this Agreement becomes effective subject to and on the terms set forth in a consulting agreement to be separately negotiated and mutually agreed upon by the parties. Such assistance, if requested, will be provided by Nowinski in his capacity as a consultant and not as an employee of the Company. Unless Nowinski agrees thereto, Nowinski will not be asked or expected to attend Board meetings and material non-public information will not be supplied to him except to the limited extent necessary for Nowinski to render such assistance to the Company. Nowinski


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will not be subject to black-out  periods  prescribed by the Company but will be subject to such restrictions as may be imposed upon Nowinski by applicable law respecting trading in securities.

     THIRD: Return of Company Property and
            Participation in Internal Investigation.

     Nowinski represents and agrees that he has turned over to the Company all files, memoranda, records, and other documents, and other physical or personal property which are the property of the Company or which will assist the Special Committee of the Board of Directors of the Company in its internal investigation of certain matters raised by Nowinski on September 6, 2000, October 2, 2000 and October 25, 2000.

     Nowinski shall be able to retain, for his role as Chairman Emeritus, the equipment provided by the Company for his home office in Seattle, Washington, consisting of computer equipment, facsimile equipment, a printer and scanner, telephone connection and all other office equipment previously provided to Nowinski by the Company.

     Nowinski further represents and warrants that the aggregate amount of his personal expenses incurred by the Company but not reimbursed by Nowinski does not exceed $5,000.

     FOURTH:  No Lawsuits.

     Except as may be required by law, Nowinski promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company, or its shareholders, investors, parents, subsidiaries, affiliates, predecessors, successors, officers, directors, employees, attorneys, consultants, independent contractors, agents, or representatives, asserting any claims that are released in this Agreement.

     The Company also promises never to file a lawsuit, administrative complaint, or charge of any kind with any Court, governmental or administrative agency or arbitrator against Nowinski, asserting any claims that are released in this Agreement.

     Nowinski and the Company represent and agree that, prior to signing this Agreement, each has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator, asserting any claims that are released in this Agreement.

     FIFTH: Severance by the Company and
            Consideration for this Agreement

     The Company agrees that, commencing on the eighth (8th) calendar day after execution of this Agreement by Nowinski and the Company (which shall be deemed the "Effective Date" of this Agreement), it will provide or pay Nowinski the following:

     The sum of $500,000.00, without any tax deductions, in full and complete settlement for (i) all of Nowinski's alleged pain, suffering and physical and emotional stress and strain and medical treatment and expenses caused by Nowinski's employment or suffered during Nowinski's employment with the Company, and (ii) the superceding of the Employment Agreement.

     This sum of $500,000 shall be paid out in 25 intallments of $20,000 each, with the first installment due on the eighth (8th) calendar day after the execution of this Agreement and the remaining 24 payments due on or before the first (1st) business day of each month, commencing January 2001 and ending December 2002. Such payments shall be made by direct deposit in accordance with bank account instructions to be furnished by Nowinski. Nowinski hereby agrees that, in the event Nowinski fails to (i) reimburse the Company for any amounts paid by the Company on Nowinski's behalf to any tax authority in respect of deductions, withholdings or other taxes due on success bonus stock issued to Nowinski under Section 16 of the Employment Agreement, or (ii) indemnify the Company in


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

accordance with the terms of the immediately following paragraph, the Company may, without prejudice to any other rights it may have, deduct amounts due and owing to the Company from any payments to be made to Nowinski hereunder. In the event the Company seeks to make deductions under this paragraph in order to satisfy obligations arising from the success bonus stock issued to Nowinski, the Company undertakes to make deductions from payments due to Nowinski on terms no more onerous than those being applied to other recipients of success bonus stock in the same amount as Nowinski should the Company be required to make similar deductions from amounts due and owing to such persons.

     Nowinski and the Company agree that this payment in the gross sum of $500,000.00 represents settlement of claims for (i) personal injury damages, and
(ii) the buy out of rights under the Employment Agreement, which shall be of no further force or effect except as otherwise provided herein with respect to the arbitration concerning the success bonus. However, should any portion of this payment in the gross sum of $500,000.00 ever be determined to be taxable wages or income to Nowinski, Nowinski agrees to pay all withholding and other taxes or penalties assessed by any taxing authority and to defend at his own expense any controversy, claim, investigation or inquiry regarding the payment of any such taxes and hold the Company and all of the other Releasees identified in this Agreement harmless from any such liability or defense of such claims.

     The gross amount of $150,000.00, to be paid over twenty-five (25) months in twice-monthly installments in accordance with the Company's regular payroll schedule, beginning December 15, 2000 and ending December 31, 2002, in the gross amount of $3,000.00 per installment, less applicable withholdings and legally required deductions. Such payments shall be made by direct deposit into the bank account to be furnished to the Company by Nowinski. Immediately vest 60,000 incentive stock options previously granted to Nowinski at $9.50 per share, and immediately vest 60,000 incentive stock options previously granted to Nowinski at $13.50 per share, all of which were awarded or granted to Nowinski in recognition of his prior performance;

     Allow Nowinski, at Nowinski's expense, to continue as a participant in the Company's healthcare and benefit plans under the Provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") for the maximum period permitted in such plans.

     Participate in a binding arbitration, before an arbitrator mutually selected by Nowinski and the Company to be completed within sixty (60) calendar days after the Effective Date of this Agreement. Such arbitration will take place in San Francisco, California, before an experienced employment law arbitrator or retired judge licensed to practice law in the State of California. The arbitration shall be conducted by simultaneous submission of arbitration briefs on behalf of Nowinski and the Company followed by simultaneous submission of reply briefs on behalf of Nowinski and the Company. Each brief shall be no longer than thirty (30) double-spaced pages. The arbitration briefs shall be styled in the form of a memorandum of points and authorities, typically filed with a California court, and may include affidavits, declarations, and exhibits. Neither Nowinski nor the Company shall offer oral or live testimony or oral argument in connection with the arbitration.

     The arbitration shall be limited to the issues defined as follows:

               Under the express terms of Paragraph 16 of the Employment Agreement, relating to the Success Bonus, is the calculation of "days" based on "calendar days" or, alternatively, based on "trading days"?


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          Specifically, given that Nowinski and the Company agree that the Success Bonus has been earned pursuant to Paragraph 16 of the Employment Agreement, the arbitrator shall determine whether the Success Bonus was earned on November 6, 2000 or November 20, 2000. If the arbitrator determines that the Success Bonus was earned on November 6, 2000, the arbitrator shall then determine the amount of monetary damages, if any, suffered by Nowinski due to the Company's contention that the Success Bonus was based on "trading days" and not "calendar days" and, therefore, not earned until November 20, 2000, as opposed to November 6, 2000.

          The arbitrator shall be asked to issue a written decision within thirty (30) days after all briefs are submitted. The Company shall pay any arbitration award within thirty (30) days after it is issued.

     The Company shall continue to make prompt payment in advance of any costs and attorneys' fees incurred by Nowinski in connection with the arbitration or in connection with the collection or enforcement of any arbitration award or enforcement of the payment terms of this Agreement.

     SIXTH: Mutual General Release.

     As a material inducement for Nowinski and the Company to enter into this Agreement, Nowinski and the Company knowingly and voluntarily waive and release all rights and claims existing as of the Effective Date of this Agreement whether known and unknown, which Nowinski or the Company may have against the other or any of Nowinski's or the Company's related or affiliated entities, shareholders, investors, parents, predecessors, successors, officers, directors, managers, employees, attorneys, consultants, independent contractors or agents, or any of its or their successors, or any of their current or former officers, directors, managers, employees, attorneys, consultants, independent contractors, agents or all other representatives ("Releasees"), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind.

     This includes, but is not limited to, claims by Nowinski for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, slander, or any other claims relating to Nowinski's relationship with the Company.

     This also includes, but is not limited to, a release of any claims by Nowinski against the Company under any federal, state or local laws or regulations or ordinances, including: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000(e) et. seq. (race, color, religion, sex, and national origin discrimination; (2) the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et. seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. ss. 206 (equal pay); (5) the California Fair Employment and Housing Act, Cal. Gov't. Code ss. 12900, et. seq. (discrimination,


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including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual  orientation;  sexual or racial harassment and age);
(6)  the  California  Labor  Code  ss.  200,  et.  seq.   (salary,   commission,
compensation, benefits and other matters); (7) the Fair Labor Standards Act, 29 U.S.C. ss. 201, et. seq. (wage and hour matters, including overtime pay); (8) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 42 U.S.C. ss. 1395(c) (insurance matters); (9) Executive Order 11141 (age discrimination);
(10) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. ss. 701, et. seq. (disability discrimination); (11) the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001, et. seq. (employee benefits); (12) Title I of the Americans with Disabilities Act (disability discrimination); California Labor Code Section 132(a) (discrimination based on filing a workers' compensation claim); (13) any applicable California Industrial Welfare Commission Order (wage matters); and (14) any statute, regulation, ordinance or common law of the State of California, the State of Washington or the State of Delaware.

     This also includes, but is not limited to, any claims by the Company against Nowinski for embezzlement, misappropriation of funds or personal property, breach of fiduciary duty, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, defamation, libel, slander, or any other claims relating to the Company's relationship with Nowinski existing as of the date hereof.

     This also includes, but is not limited to, a release of any known or unknown claims by the Company against Nowinski based on any conduct, events or occurrences that could be deemed or argued to be in violation of any federal, state, or local laws or regulations or ordinances, including, but not limited to: (1) violation of the Articles or By-Laws of VaxGen, Inc.; (2) violation of the California Business Professions Code; (3) violation of the California Corporations Code; (4) violation of the California Penal Code; and (5) violation of any statute, regulation, ordinance, or common law of the State of California, the State of Washington, or the State of Delaware.

     Nowinski and the Company acknowledge and agree that this Mutual General Release does not waive, release or in any way affect any claims or demands made in the name of the Company (but not instigated by the officers or directors of the Company and without the solicitation of, assistance of, or active participation of the Company) under federal or state securities laws. However, Nowinski's rights to defense, indemnification and insurance under the Company's Articles, By-Laws, Insurance Policies and under applicable statutes and common law shall in no way be impaired or delayed by this Agreement.

     Nowinski and the Company also acknowledge and agree that this Mutual General Release does not prevent Nowinski from obtaining prompt advance payment of any and all costs or attorneys' fees incurred by or on behalf of Nowinski prior to the Effective Date hereof or pursuant to the terms of this Agreement.

     Nowinski and the Company also acknowledge and agree that this Mutual General Release does not waive, release or in any way effect the rights or obligations of the parties in connection with taxes, withholdings or deductions on compensation paid to Nowinski, including without limitation stock issued to Nowinski in respect of the success bonus provided in Section 16 of the Employment Agreement.

     SEVENTH: Unknown Claims.

     Nowinski and the Company acknowledge and agree that, as a condition of this Agreement, each expressly releases all rights and claims against the other that each knows about


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as well as those each may not know about.  Nowinski  and the  Company  expressly waive all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Nowinski and the Company, and others released herein, Nowinski and the Company expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which each does not know or suspect to exist in their favor against the other, and that this Agreement contemplates the extinguishment of any such claim or claims, without any limitation whatsoever.

     EIGHTH: Ownership of Claims.

     Nowinski and the Company represent and agree that each has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims each is releasing in this Agreement.

     NINTH: No Representations.

     Nowinski and Company represent and agree that no promises, statements or inducements have been made to them that caused them to sign this Agreement other than those expressly stated in this Agreement.

     TENTH: Confidentiality of this Agreement.

     Except as may be required by applicable law, Nowinski and the Company agree to keep the fact and terms of this Agreement completely confidential and not to disclose such information to anyone other than their attorneys, accountants, auditors, insurance carriers and Board of Directors, all of whom will be informed of and be bound by this confidentiality provision. Neither Nowinski nor the Company shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any print, radio, internet, electronic, or television media, to any past, present or prospective applicant for employment with the Company, executive recruiter or "headhunter," to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large, except as may be required by law.

     Nowinski and the Company understand and agree that any disclosure of information in violation of this confidentiality provision may cause injury and damage, the actual amount of which would be impractical or extremely difficult to determine. Accordingly, Nowinski and the Company agree that each shall be entitled to injunctive relief to prohibit any violation of the terms of this confidentiality provision. With the limited and sole exception of injunctive relief from a Court of competent jurisdiction, any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions set forth in Article 13 herein. If any proceeding is brought concerning an alleged violation of this confidentiality provision, the prevailing party shall recover from the losing party all reasonable attorneys' fees and costs incurred in connection


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with such  proceeding.  Nowinski  and the Company  shall each have the burden of proving such violation by a preponderance of the evidence.

     ELEVENTH: Trade Secrets and Confidential Information.

     Nowinski understands and agrees that in the course of employment with the Company he has acquired confidential information and trade secrets concerning the Company's past, present or future scientific advances and research results, clinical trials, test results, finances, assets, liabilities, legal claims or potential legal claims, personnel information, operations, plans, methods of doing business, projected and historical revenues, marketing, costs, production, growth and distribution, and confidential business strategies. Nowinski understands and agrees that it would be extremely damaging to the Company if such information were disclosed to a competitor or made available to any other person, corporation or other entity. Nowinski understands and agrees that such information has been disclosed to him in confidence, that he will keep such information secret and confidential and that he will not in any way use, distribute or disclose such information.

     Nowinski further agrees that he will not use any confidential information or trade secrets obtained during Nowinski's employment with the Company to solicit or participate in or assist in the direct solicitation of any employees of the Company. Nothing contained herein shall prevent Nowinski from making public announcements concerning or otherwise publicizing any other business ventures in which he is affiliated or advertising for employment opportunities with such ventures, provided such advertising is not specifically targeted at employees of the Company. In view of the nature of Nowinski's employment and the confidential information and trade secrets which he has received during the course of his employment, Nowinski also agrees that the Company would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, the Company shall be entitled to an injunction prohibiting from any violation or threatened violation of this Trade Secrets provision, in addition to any other relief, including monetary damages, to which the Company may be entitled. The obligations described in this paragraph shall continue in effect after the payment of the sums described herein.

     For purposes of this Agreement, "Trade Secrets" shall be defined by the Uniform Trade Secrets Act, and the applicable common law interpreting this statute.

     TWELFTH: Successors.

     This Agreement shall be binding upon Nowinski and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and other Releasees, and to their heirs, administrators, representatives, executors, successors and assigns.


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     THIRTEENTH: Arbitration.

     Any dispute arising out of, in connection with or relating to the Agreement, including but not limited to disputes regarding any aspect, term, enforceability or interpretation of this Agreement, or any act which would violate any provision in this Agreement shall be resolved by an experienced employment law arbitrator licensed to practice law in the State of California, as the exclusive remedy for such dispute. The arbitration shall be governed by the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

     Except for any action brought to enforce this arbitration provision or any arbitration award, should Nowinski or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

     FOURTEENTH: Future Recognition of Participation
                 in the VaxGen Vaccine.

     Nowinski and the Company agree that, in recognition of Nowinski's years of service, Nowinski shall receive recognition by name in the announcement or publication of any results of clinical trials, tests, or completion of any vaccine developed by the Company (if such development commenced prior to the date hereof) from the Effective Date of this Agreement and continuing for the next thirty-six (36) months. Nowinski and the Company further agree that any vaccine developed by the Company during Nowinski's employment or during the next thirty-six (36) months shall not, insofar as the Company is concerned, be named after any one individual as opposed to the Company itself. Specifically, Nowinski and the Company agree that the contributions of Nowinski, Philip Berman, Ph.D., and Donald Francis, M.D., D.Sc., will be expressly recognized and acknowledged in any such announcement, as attached hereto as Exhibit "C." This shall apply to any publication or announcement made by the Company to any representative of any print, radio, internet, electronic, or television media. Nowinski and the Company agree that all officers and directors of the Company shall be bound and required to act in conformance with this provision.

     Within three calendar days after the Effective Date of this Agreement, the public relations office of the Company and Nowinski shall adjust the Company's internet website and boilerplate language for press releases to reflect, in principle, the language in Exhibit "C" attached hereto for use only in connection with announcements or publications of our results of clinical trials, test or completion of any vaccine developed by the Company during Nowinski's tenure.

     Nowinski and the Company agree that any violation of this requirement to recognize Nowinski or any contrary statement made by any officer or director of the Company, will cause irreparable injury and damage, the amount of which will be extremely difficult to quantify. Therefore, Nowinski and the Company acknowledge and agree that Nowinski shall be entitled to injunctive relief from a Court of competent jurisdiction, in addition to any damages to which Nowinski may be entitled under the arbitration provisions in this Agreement.

     The language contemplated herein shall not be required for announcements or publications in peer-reviewed scientific journals, as that term is customarily identified in the scientific community.


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

     FIFTEENTH: Release of Age Discrimination Claims.

     Age  discrimination  is specifically  intended to be included as a Released
Action: Nowinski specifically intends that this Agreement shall include a complete release of claims under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. ss.ss. 621 et seq.), as amended by the Older Workers' Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the effective date of this Agreement.

     Additional Consideration: Nowinski agrees and promises that this Agreement by the Company represents obligations by the Company to Nowinski that are in addition to anything of value to which Nowinski was otherwise entitled from the Company. In addition, Nowinski agrees and acknowledges that additional consideration has been provided by the Company (beyond that which would have otherwise been provided) in order to effect a valid waiver of Nowinski's claims under the federal age discrimination laws.

     Advice To Consult An Attorney: Nowinski is hereby advised to consult with his attorney prior to signing this Agreement, because he is giving up significant legal rights. Nowinski acknowledges that he has been so advised and has, in fact, consulted fully with his attorney, Jon D. Meer, of the law firm of Troop Steuber Pasich Reddick & Tobey, LLP, prior to signing this Agreement.

     Twenty-One Days To Consider Settlement Agreement: Nowinski acknowledges that he has been given 21 days to consider this Agreement prior to his signing this Agreement. Nowinski understands that he has seven days following his signing of this Agreement to rescind it, after signing. To rescind this Agreement, Nowinski agrees to fax a letter signed by Nowinski to the Company directed to George Baxter at (650) 624-2313 by the end of the seven-day period. No consideration provided for herein shall be due and payable to Nowinski and no release by either party shall become effective if this Agreement does not become effective.

     Non-Release of Future Claims: Nowinski is hereby advised that this Agreement does not waive or release any rights or claims that Nowinski may have under the ADEA, or otherwise, which arise after the date he signs this Agreement.

     SIXTEENTH: Severability and Governing Law.

     Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California, without consideration of the choice of law provisions of any other States.

     SEVENTEENTH: Proper Construction.

     The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

     As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

     The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

     This Agreement was prepared jointly by counsel for Nowinski and counsel for the Company and, therefore, shall not be construed in favor of or against either Nowinski or the Company.

     EIGHTEENTH: Entire Agreement.

     This Agreement is the entire agreement between Employee and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter. This Agreement also is intended to be a fully integrated document, and shall not be modified by any prior or subsequent representation, statement, writing or understanding, unless contained in a document entitled "Amended and Restated Severance Agreement and Mutual General Release" that is signed on the same page by both Nowinski and the Company.

     PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A MUTUAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     Executed at Seattle, Washington, this ___ day of December, 2000.

                                             Robert C. Nowinski  ("NOWINSKI")


                                             By: ___________________________
                                                         Robert C. Nowinski

     Executed at Brisbane, California, this ___ day of December, 2000.

                                             VaxGen, Inc.  ("COMPANY")


                                             By: ___________________________
                                             Name: ________________________
                                             Title: _________________________

     The individual executing this Agreement on behalf of the Company is duly authorized and permitted to bind the Company and its Board of Directors or any Special Committee of the Board of Directors to each and every term, clause or condition listed or contained above.

                                   Exhibit "A"

                       [Copy of the Employment Agreement]

                                   Exhibit "B"

                      VaxGen Chairman and CEO Steps Down to
                      Occupy New Role as Chairman Emeritus

               VaxGen, Inc., announced today that its Chairman and Chief Executive Officer, Dr. Robert Nowinski, has resigned from the Board of Directors and full-time employment. He will occupy the honorary role of Chairman Emeritus and serve as a consultant to the company.

               Dr. Nowinski, a cofounder of VaxGen, has been traveling for five years, since the origin of the company, from his home in Seattle, WA to VaxGen's headquarters in Brisbane, CA. "Developing the first vaccine for HIV has been the most fulfilling opportunity of my career," said Dr. Nowinski, "unfortunately, it also has become prohibitive for me to continue commuting across a thousand mile distance."

               Dr. Nowinski's principal roles in VaxGen have been Corporate Financing and Investor Relations. In 1999, he successfully brought VaxGen through an Initial Public Offering. Dr. Nowinski will continue as Chairman Emeritus and will be available to assist in the area of corporate financing, strategy and investor relations, but he will no longer be responsible for managerial functions.

               The Board of Directors of VaxGen will soon be announcing a successor for Dr. Nowinski as VaxGen's next Chairman and Chief Executive Officer.

                                   Exhibit "C"

               VaxGen was cofounded by Dr. Donald Francis and Dr. Robert Nowinski. Dr. Francis was the clinical director and leader in developing the preventive HIV vaccine, AIDSVAX. Dr. Nowinski was the company's entrepreneur, financing the company at its origin and key early stages. AIDSVAX, the vaccine, was invented by Dr. Philip Berman, head of research and other colleagues at Genentech, where Dr. Berman did his initial work on the vaccine.

                                   Exhibit "D"

                             DR. ROBERT C. NOWINSKI
                             23210 Woodway Park Road
                                Edmonds, WA 98020
                               Tel. (206) 533-6114

                                December 5, 2000

The Board of Directors
VaxGen, Inc.
1000 Marina Boulevard, Suite 200
Brisbane, CA  94005

Dear Directors,

     I am writing to inform the Board of Directors of my decision to resign as Chief Executive Officer, Chairman and Director of VaxGen, Inc. As provided in the Severance Agreement and Mutual General Release between me and the Company, my resignation will be effective eight calendar days after the execution of this letter.

                                                              Sincerely,




                                                              Robert C. Nowinski

cc:  George Baxter, Esq.